Exhibit 99.1

Contacts:	Investors:	Media:

	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802
CORRECTING AND REPLACING LIN TV REPORTS 2005 FOURTH-QUARTER AND FULL-YEAR RESULTS
PROVIDENCE, RHODE ISLAND, March 16, 2006 — LIN TV Corp. (NYSE: TVL) today revised its financial results news release issued on February 15, 2006 to reflect an adjustment to the provision for income taxes for the quarter and year ended December 31, 2005 due to the finalization of acquisition accounting for stations acquired in 2005. This is the only change to the earnings release dated February 15, 2006.
The corrected release reads as follows:
LIN TV REPORTS 2005 FOURTH-QUARTER AND FULL-YEAR RESULTS
PROVIDENCE, RHODE ISLAND, February 15, 2006 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the fourth quarter and year ended December 31, 2005.
Net revenues for the fourth quarter of 2005 were $111.5 million compared to net revenues of $108.1 million in the fourth quarter of 2004, a 3% increase. Direct operating and selling, general and administrative expenses, which exclude depreciation and amortization of intangible assets, were $61.0 million in the fourth quarter of 2005 compared to $52.7 million in the fourth quarter of 2004. Amortization of program rights increased to $8.9 million in the fourth quarter of 2005 from $7.2 million in the fourth quarter of 2004, and depreciation and amortization of intangible assets increased to $10.3 million in the fourth quarter of 2005 from $8.8 million in the comparable 2004 period. Corporate overhead increased to $6.5 million in the fourth quarter of 2005 from $5.0 million in the fourth quarter of 2004. Operating loss for the fourth quarter of 2005 was $8.6 million compared to income of $34.4 million for the fourth quarter of 2004. Operating loss for the fourth quarter of 2005 included a $33.4 million pre-tax impairment in the carrying value of goodwill, which was reflected as an operating expense.

Net loss for the fourth quarter of 2005 was $29.7 million, or $0.58 per diluted share, compared to net income of $62.2 million, or $1.15 per diluted share, in the fourth quarter of 2004.
Net revenues for the year ended December 31, 2005 increased to $380.4 million compared to net revenues of $376.7 million in the comparable period of 2004. Operating income for the year ended December 31, 2005 was $42.4 million compared to $101.0 million in the year ended December 31, 2004.
Net loss for the year ended December 31, 2005 was $26.1 million, or $0.51 per diluted share, compared to 2004 net income of $93.0 million, or $1.64 per diluted share. Results for the fourth quarter and full year 2005 were impacted by the acquisition of seven television stations in 2005. Net loss for 2005 includes a $14.4 million pre-tax loss resulting from the extinguishment of debt, a $33.4 million pre-tax loss related to an impairment in the carrying value of goodwill and a pre-tax decrease of $10.5 million in the gain from the Company’s derivative instruments compared to the gain recognized in 2004. Net income for 2004 reflected a $3.3 million gain resulting from the cumulative effect of a change in accounting principle related to the consolidation of the Company’s ownership stake in Banks Broadcasting, Inc. on March 31, 2004 following the adoption of FIN 46(R). Net income in both the fourth quarter and the full year 2004 also included a benefit from income tax of $50.1 million related to the reversal of the Company’s tax valuation allowance.
Capital expenditures were $18.0 million for the year ended December 31, 2005 compared to $28.8 million for the year ended December 31, 2004. The Company received $5.0 million in cash distributions from equity investments for the year ended December 31, 2005 compared to $7.9 million for the year ended December 31, 2004.
The Company adopted SFAS 123(R), “Share-Based Payment” in the fourth quarter of 2005. Stock-based compensation for the quarters ended December 31, 2005 and 2004 were $1.9 million and $28,000, respectively, and for the years ended December 31, 2005 and 2004, were $3.8 million and $0.4 million, respectively.
CEO Comment
Gary Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said “We are pleased to have grown fourth quarter revenues despite a difficult comparison to last year’s quarter, which included a significant amount of political revenue. The increase in revenues was driven principally by the acquisition of the UPN affiliated stations in Indianapolis and Columbus we acquired in March, as well as by the five stations we acquired from Emmis Communications in November. We are focused on improving our entire station group’s operating performance in 2006 and expect demand for political and Olympic advertising will provide a catalyst for increased revenues in 2006.”

Balance Sheet
Total debt outstanding on December 31, 2005 was $981.7 million and cash and cash equivalent balances were $11.1 million. The Company’s net consolidated leverage as defined in its credit facility was approximately 7.1x as of December 31, 2005.
Guidance
Based on current pacings, LIN TV expects that first quarter revenue will increase 24% to 26% compared to net revenue of $78.8 million for the first quarter of 2005. Excluding the 2005 acquisitions, the Company expects same station revenue to increase in the low single digits from the first quarter of the prior year. Expense guidance for the full year 2006 is as follows:

Direct operating and SG&A expenses*	Approximately $276-$279 million
Program amortization	Approximately $30-$32 million
Cash payments for programming	Approximately $31-$33 million
Cash interest expense	Approximately $55-$57 million
Corporate overhead*	Approximately $22-$24 million
Depreciation and amortization of intangible assets	Approximately $38-$40 million
Capital expenditures	Approximately $23-$25 million
Cash taxes	Approximately $7-$10 million

*	Includes approximately $3.1 million and $4.9 million of non-cash stock compensation in direct operating and selling, general and administrative expenses and corporate overhead expenses, respectively.
About LIN TV
LIN TV Corp. is the owner and operator of 30 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
Conference Call
LIN TV will hold a conference call to discuss its fourth quarter 2005 results TODAY, Wednesday, February 15, 2006, at 8:30 am ET. To participate in the call, please call (800) 967-7140 (U.S. callers) or (719) 457-2629 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 5939144. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until February 22, 2006 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using reference code 5939144.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including the information under the caption “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
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LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,		For Year Ended December 31,
	2005	2004	2005	2004
Net revenues	$111,527	$108,130	$380,384	$376,719
Operating costs and expenses:
Direct operating (excluding depreciation of $9.6 million and $8.6 million for the three months ended December 31, 2005 and 2004, respectively, and $32.4 million and $31.3 million for the year ended December 31, 2005 and 2004, respectively)	31,309	26,892	113,317	103,952
Selling, general and administrative	29,710	25,828	107,548	95,553
Amortization of program rights	8,886	7,194	28,108	25,310
Impairment of goodwill	33,421	—	33,421	—
Corporate	6,536	5,016	21,252	18,586
Depreciation and amortization of intangible assets	10,305	8,766	34,368	32,311

Total operating costs	120,167	73,696	338,014	275,712

Operating (loss) income	(8,640)	34,434	42,370	101,007
Other (income) expense:
Interest expense, net	14,181	11,347	47,041	45,761
Share of income in equity investments	(424)	(2,414)	(2,543)	(7,428)
Minority interest in (income) loss of Banks Broadcasting	(69)	18	(451)	(454)
Gain on derivative instruments	(1,236)	(1,581)	(4,691)	(15,227)
Loss on extinguishment of debt	983	—	14,395	4,447
Other, net	(266)	813	(5)	1,951

Total other expense, net	13,169	8,183	53,746	29,050
(Loss) income from continuing operations before provision for (benefit from) income taxes and cumulative effect of change in accounting principle	(21,809)	26,251	(11,376)	71,957
Provision for (benefit from) income taxes	7,893	(35,991)	14,765	(19,031)

(Loss) income from continuing operations before cumulative effect of change in accounting principle	(29,702)	62,242	(26,141)	90,988
Discontinued operations:
Income from discontinued operations, net of tax provision of $206 for the year ended December 31, 2004	—	—	—	(44)
Loss from sale of discontinued operations, net of tax benefit of $1,094 for the year ended December 31, 2004	—	—	—	1,284
Cumulative effect of change in accounting principle, net of tax effect of $0	—	—	—	(3,290)

Net (loss) income	$(29,702)	$62,242	$(26,141)	$93,038

Basic income per common share:
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.58)	$1.23	$(0.51)	$1.81
Income from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	—	—	0.03
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.07)
Net (loss) income	(0.58)	1.23	(0.51)	1.85
Weighted — average number of common shares outstanding used in calculating basic income per common share	51,212	50,423	50,765	50,309
Diluted income per common share:
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.58)	$1.15	$(0.51)	$1.60
Income from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	—	—	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.06)
Net (loss) income	(0.58)	1.15	(0.51)	1.64
Weighted — average number of common shares outstanding used in calculating diluted income per common share	51,212	54,095	50,765	54,056

LIN TV Corp.
Supplemental Financial Data
(in thousands)

	Three Months Ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Supplemental Financial Data:
Debt outstanding	$981,714	$632,841	$981,714	$632,841
Cash and cash equivalents	11,135	14,797	11,135	14,797
Capital expenditures	9,421	11,310	18,002	28,810
Program rights payments	7,488	6,714	29,033	25,050
Distributions from equity investments	1,490	2,445	4,954	7,948
Cash taxes, net	(346)	871	1,638	5,621
Stock-based compensation:
Direct operating expense	201	—	201	—
Selling, general and administrative	421	14	746	63
Corporate	1,244	14	2,791	356

Total	1,866	28	3,738	419
Interest Expense Components:
Credit Facility	$2,444	$2,095	$9,424	$8,033
$375,000 and $200,000 as of December 31, 2005 and 2004, respectively, 6 1/2% Senior Subordinated Notes	5,959	3,250	23,491	13,040
$190,000 and $0 as of December 31, 2005 and 2004, respectively, 6 1/2% Senior Subordinated Notes — Class B	3,053	—	3,121	—
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	790	816	3,177	3,201
$0 and $166,440 as of December 31, 2005 and 2004, respectively, $166,440 8% Senior Notes	—	3,330	1,356	13,883
Other interest expense (income), net	(161)	(134)	(279)	(418)

Interest expense before amortization of discount and deferred financing fees	12,085	9,357	40,290	37,739
Amortization of discount and deferred financing fees	2,096	1,990	6,751	8,022

Total interest expense, net	$14,181	$11,347	$47,041	$45,761

The following sets forth pro forma information as if the acquisition of the seven television stations had occurred on January 1, 2004:
Net revenues	$122,629	$132,555	$438,377	$461,535
Operating (loss) income	(6,245)	39,624	50,950	113,348
(Loss) income from continuing operations before cumulative effect of change in accounting principle	(27,693)	63,548	(26,090)	91,390
Net (loss) income	(29,611)	63,548	(28,009)	93,440
Basic income per common share:
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.54)	$1.26	$(0.51)	$1.82
Net (loss) income	(0.58)	1.26	(0.55)	1.86
Weighted — average number of common shares outstanding used in calculating basic income per common share	51,212	50,423	50,765	50,309
Diluted income per common share:
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.54)	$1.17	$(0.51)	$1.69
Net (loss) income	(0.54)	1.17	(0.51)	1.73
Weighted — average number of common shares outstanding used in calculating basic income per common share	51,212	54,095	50,765	54,056
Supplemental pro forma information:
Depreciation and amortization of intangible assets	$11,791	$11,432	$40,916	$42,974
Amortization of program rights	9,794	10,533	35,070	37,609
Payments of program rights	8,342	9,769	35,056	36,465